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                                                                    EXHIBIT 99.1


                    LASER VISION COMMENTS ON STATE OF COMPANY
                           AND OUTLOOK FOR FISCAL 2001

ST. LOUIS, MISSOURI ---April 12, 2000---LASER VISION CENTERS, INC. (Nasdaq:
LVCI) today announced an update for investors on the Company's progress in its transition from an access provider model to its Market Development business model and its forecasts for its fourth quarter which ends April 30, 2000. The Company also provided a preliminary outlook for fiscal 2001, which begins May 1, 2000.

The Company reported that it has made significant progress in the transition of its new business model. As of April 12, 2000, the Company had signed 22 Market Development agreements and 18 of these agreements are operational. The Company also reported it has signed eight Partnership agreements as of April 12, 2000 and that all of these agreements are operational. A Market Development agreement is an arrangement between a local surgeon and LaserVision whereby LaserVision provides significant resources including marketing, personnel, training, laser access and practice development in exchange for a higher percentage of the global patient fee than it received under the Company's old "access" model. A Partnership agreement is an agreement whereby LaserVision and a local surgeon invest in a partnership to provide refractive surgery. The Company receives a percentage of the profits as well as a management fee. LaserVision said its basic mobile laser access business remains strong and it plans to continue to grow this segment of its business.

Laser Vision Centers, Inc. Chairman and CEO, John J. Klobnak said the new strategy which the Company recently reported, employs lower, more competitive pricing without "bricks and mortar". "LaserVision has an extensive network of surgeons and locations throughout America as well as the country's largest fleet of excimer lasers. With our much lower overhead, we now will be able to compete with discount centers. Because we are very well capitalized, we will not be required to incur debt to finance these new centers. Based on our initial beta site results and research we are very bullish on this model."

Mr. Klobnak reported the Company had passed three major milestones during the month of March. During the month, LaserVision performed more than 10,000 surgical cases, provided access to more than 700 surgeons and served over 300 sites. "We have already seen the power of this new model," said Mr. Klobnak. "In the first five Market Development market sites, we have seen case volume increase on average 157%."

The Company further said that the new strategic initiatives will require an investment of as much as $6 million to fund existing opportunities. This, as well as the recent change in pricing by laser manufacturers will cause a decline in earnings during the first two quarters of fiscal 2001, however, the Company said it does not expect to report a loss during the transition period. The Company noted that it had previously recorded the $260 laser royalty fee in its sales and the reduction to $110 will contribute to a major percentage of this decline in revenue. The Company said that while VISX lowered its



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royalty fee, it raised certain other fees. This change required the Company to move to the new model to take advantage of the new lower royalty fees.

Based on its current projections, the Company believes it will end the fourth quarter of fiscal 2001 on an annualized run-rate of $16 million in pre-tax earnings. Net of the decrease in the royalty fees, the Company projects revenues to increase by about 35% and surgical case volume to increase by about 50% during fiscal year 2001. The Company stated it believes that it will record between $0.07 and $0.09 in pre-tax earnings for the fourth quarter of fiscal year 2000.

"The recent changes in our industry's environment require that we make these investments at this time in order to position the Company for the future," said Mr. Klobnak. "As we have previously discussed, while we expect the next several quarters to be transitional we are extremely positive about the long term prospects for the positioned company."

Commenting on the Company's stock price, Mr. Klobnak noted that the Company had begun its stock re-purchase program and expected to complete it by the end of the current fiscal year. On March 16, 2000, LaserVision's Board authorized the re-purchase of up to five percent of the Company's outstanding shares. "Obviously our Board feels the stock is a good buy at this price," Klobnak said.

LaserVision is one of the world's largest providers of excimer lasers, related equipment and support services for the treatment of nearsightedness, farsightedness and astigmatism.

Except for historical information, statements relating to the Company's plan, objectives and future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission.

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Contact: John A. Stiles
         (314) 434-6900
         jstiles@laservision.com
         http://www.laservision.com